EXHIBIT 1.2

TERM SHEET

The following Common Stock term sheet (the “Term Sheet”) outlines the terms of a proposed transaction with ReElement Technologies Corporation (the “Company”) and Accredited Investors or Qualified Purchasers (each and collectively, “Investors”) and subject to definitive documentation between all parties.

Issuer:	ReElement Technologies Corporation, an Indiana Corporation (the “Company”).
Investor:	One or more Accredited Investors or Qualified Purchasers, as defined by the United States Securities and Exchange Commission.
Amount:	Minimum of $7 million up to $20 million, with ability to increase to max of $50 million.
Closing Date:	Rolling Close, anticipated to be completed in Q1-Q2 2024.
Placement Agent:	None currently engaged by the Company for this round, but the Company reserves the right to select a placement agent if desired.
Capitalization:

Current capitalization of the Company consists of common stock, par value $0.0001 (the “Common Stock”), with 300,000,000 shares authorized and 100 shares issued and outstanding, all of which are currently held by American Resources Corporation.  No preferred stock is authorized.

Post spinout there will be approximately 30,000,000 shares initially outstanding.

Securities Offered:	Common Stock of the Company
Pre Money-Valuation:	$300,000,000
Management Participation:	Founders and management will participate in this financing round.
Use of Proceeds:

Production and training facilities buildout, production and research laboratories, growth capital, and other uses of capital as identified by management of the Company. Initial anticipated use of proceeds include (subject to change):

ReElement Marion (IN) Campus:                         $6.0 million

ReElement Kentucky Processing Facility:          $5.0 million

ReElement Noblesville Facility:                           $1.5 million

Corporate and International Development:         $7.5 million

Right of First Refusal:	Any Investor who participates with over $1.0 million invested in this round will have the right of first refusal to participate in the next round of ReElement financing of over $5 million.
Registration Rights:

The Common Stock issued to Investors under this capital raise will contain “piggyback” registration rights should the Company file a registration statement for any additional equity issuances after this round.

Anti-Dilution:

Should the next round of equity financing (or equity derivative financing) by the Company in a raise of $5 million or greater (a “Subsequent Financing”) occur at a lower per share price than this Pre-Money Valuation, the Investor will be afforded with the same valuation.

Documentation:	Common Stock Purchase Agreement including standard representations, warranties, and covenants for this type of security offering.
Confidentiality:

By accepting delivery of this Term Sheet, each of the Company and the Investors agree that this Term Sheet is for the parties’ confidential use and that neither its existence nor the terms hereof will be disclosed by it to any person other than the parties’ respective officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and “need to know” basis in connection with the Transaction; provided, however, that the Company may disclose the existence and terms hereof (i) to the outside auditors of the Company and its subsidiaries, and (ii) to the extent required, by applicable law, regulation or listing requirement or in connection with any subpoena or litigation or to the extent that such existence or terms becomes public knowledge by a reason other than breach by the Company, or any of their respective officers, directors, employees, accountants, attorneys and other advisors.

Disclaimer

This document contains may include predictions, estimates or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risks and uncertainties that could cause actual results to differ materially.  You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this Term Sheet. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. Throughout this document, we will attempt to present some important factors relating to our business that may affect our predictions.  You should also review any and all SEC filings of each respective company for a more complete discussion of these factors and other risks, particularly under the heading “Risk Factors.”  Certain statements and financial projections in this Term Sheet constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms, such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include, among others, the Company’s ability to raise additional debt or equity financing, the Company’s relationships with its current and future customers and business partners, the Company’s ability to achieve anticipated results from acquisitions, and organic growth and development and overall business expansion.

Subscribed Amount:	_____________________________________

TERM SHEET ‑ Page 2

Signature Date: February ___ 2024

REELEMENT TECHNOLOGIES CORPORATION		INVESTOR

By:		By:
Name:	Mark Jensen	Name:
Title:	Chief Executive Officer	Title:

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